THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO S.C.CODE ANN. SECTION 15-48-10 ET SEQ., CODE OF LAWS OF SOUTH CAROLINA, 1976 (AS AMENDED).

IF THE SOUTH CAROLINA UNIFORM ARBITRATION ACT IS DEEMED NOT TO APPLY, THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT, TITLE 9, SECTION 1 ET. SEQ., UNITED STATES CODE (AS AMENDED).

AMENDED

EMPLOYMENT AGREEMENT

This Agreement is effective upon its execution by and between Synalloy Corporation, a corporation organized under the laws of the State of Delaware (the "'Corporation"'), and Ronald H. Braam, a resident of Cleveland, Tennessee (the "'Employee"').

W I T N E S S E T H:

That in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

    Employment. The Corporation agrees to extend until November 1, 2005, the term of the initial Agreement between Employer and the Employee. The Employee agrees to serve as President of Specialty Chemicals and in such other capacities as the Board of Directors of the Corporation (the "'Board"') may designate from time to time. During the term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation. On November 1, 2005 and each anniversary thereafter, this agreement shall be automatically extended for one year unless either party gives notice of intent to cancel this agreement ninety days prior to an automatic extension date.

    Compensation. The Corporation shall pay the Employee during the term of his employment hereunder a base salary of One Hundred Sixty-five Thousand and 00/100ths Dollars ($165,000.00) per year together with compensation payable as provided in Paragraph 3 below, unless forfeited by the occurrence of any of the events of forfeiture specified in Paragraph 7 below. Salary shall be payable monthly or on a less frequent basis by mutual agreement.

    Bonus. In addition to the base salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as President of the Specialty Chemicals Group and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in paragraphs 5 and 6 hereof), the Employee shall be entitled to be a Designated Participant in any Synalloy Corporation Subsidiary and Divisional Management Incentive Plan covering the Specialty Chemicals Group. A copy of the Plan covering fiscal 2002 is attached to and is a part of this Agreement.

    Other Benefits. Employee shall be eligible to participate in all employee benefits plans in accordance with the terms of such plans. Corporation and Employee are parties to an agreement dated May 21, 1980, and modified June 16, 1985 and February 6, 2003, which provides for certain benefits to the parties thereto. This employment agreement does not change or modify any provision of that agreement as modified.

    Disability. If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the "'base salary"' provided for in Paragraph 2 hereof shall continue for three (3) months, with the bonus-compensation for that fiscal year to be prorated to the date Employee's disability commenced.

    Death. If the Employee dies during the term of this Agreement, then the "'base salary"' provided for in Paragraph 2 hereof shall continue during for three (3) months, which "'base salary"' shall be paid to the estate of Employee, with the bonus-compensation for that fiscal year to be prorated to the date of Employee's death. In the event of Employee's death and the termination of this Agreement on the terms of this paragraph, all other obligations of the Corporation under this Agreement shall cease and terminate.

    Termination for Cause. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee's employment hereunder at any time for cause. Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work (except for reasons of health), entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 or Section 8A of the Securities Act of 1933 prohibiting Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is required to file reports pursuant to Section 15(d) of that Act, or the like, or any act or omission deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination. Termination for cause pursuant to this paragraph shall not constitute a breach of this Agreement by the Corporation.

    Covenant Not to Compete. Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, without the prior written approval of the Board, become an officer, employee, agent, partner, or director of any business enterprise which competes with the Corporation and its affiliates for customers, orders, supply sources, or contracts in those businesses in which the Corporation and its affiliates were engaged on the date his employment terminated, unless, Employee's activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Corporation or its affiliates for customers, orders, supply sources or contracts, and limited to the States of North Carolina, South Carolina, Georgia, Tennessee and Alabama.

    Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation any of the Corporation's confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.

    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

    Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Spartanburg, State of South Carolina, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any Court having jurisdiction thereof.

    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.

    Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties are not substantially reduced as a result thereof.

    Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.

    Entire Agreement. This instrument amends and restates the Employment Agreement between the parties dated November 25, 1996, and contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

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